UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 16, 2017

RARE ELEMENT RESOURCES LTD.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-34852	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 271049 Littleton, Colorado	80127
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(720) 278-2460

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 16, 2017, Frank Steven Mooney resigned as a director of Rare Element Resources Ltd. (the “Company”), effective as of November 17, 2017.  His resignation was not the result of any disagreement with the Company on any matter related to the Company’s operations, policies or practices.

On November 17, 2017, pursuant to the terms of the previously announced Investment Agreement, dated October 2, 2017, between Synchron, a California corporation (“Synchron”), and the Company, Synchron designees David I. Roberts and Kenneth J. Mushinski (i) were appointed to the Company’s board of directors (the “Board”) and (ii) entered into indemnification agreements with the Company on the same terms as those contained in the Company’s indemnification agreements with its other directors.  Both Mr. Roberts and Mr. Mushinski are directors of Synchron, with Mr. Mushinski also being President of Synchron.  Mr. Roberts was named a member of the Nominating, Corporate Governance and Compensation Committee of the Board, and Mr. Mushinski was named a member of the Audit Committee of the Board.

Messrs. Roberts and Mushinski elected not to receive any cash or equity-based compensation under the Company’s director compensation policy for the fiscal year ending December 31, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 21, 2017

RARE ELEMENT RESOURCES LTD.

/s/ Randall J. Scott

By:

Name:

Randall J. Scott

Title:

President and Chief Executive Officer